Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Sara Parker
SheaHedges Group
For Telos Corporation
(703) 287-7820
sparker@sheahedges.com

TELOS CORPORATION APPOINTS BERNARD BAILEY AND

BILL DVORANCHIK TO BOARD OF DIRECTORS

Seasoned Industry Leaders to Help Guide Growing

IT Solutions and Services Provider

ASHBURN, Va. – November 1, 2006 – Telos® Corporation announced today the appointment of Bernard Bailey and Bill Dvoranchik to the company’s board of directors. Bailey is the former president and CEO of Viisage Technology, Inc., and Dvoranchik is the retired president and CEO of the federal government unit of Electronic Data Systems Corporation.

“The appointments of Bernard and Bill add significant financial and business experience to our board,” said Telos CEO John B. Wood. “Bernard’s commercial experience and specialized expertise in identity management will prove valuable as we further develop our strategy in key areas, and Bill’s extensive government experience and strong financial leadership will help guide our growth to new levels.”

Bailey and Dvoranchik are the two most recently appointed members of the Telos board, which now is comprised of John B. Wood (Telos Corporation chairman and CEO), Bernard Bailey, David Borland, Bill Dvoranchik, Lt. Gen. Bruce Harris (USA, Ret.), Lt. Gen. Charles S. Mahan, Jr. (USA, Ret.), Robert J. Marino, and Vice Adm. Jerry O. Tuttle (USN, Ret.). Ken Peterman, whose appointment to the board was announced by the company on September 7, 2006, was unable to accept the appointment.

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Notes to Editors:

Bernard Bailey

Bernard Bailey’s career spans over two decades of management experience in the high technology and security industries. He served most recently as the president and CEO of Viisage Technology, Inc., a leading provider of advanced technology identity solutions. Under his four years of leadership, Viisage’s market capitalization grew from $60 million to over $1 billion. During that period the company executed nine acquisitions, eventually culminating in the formation of L1 Identity Solutions, a NYSE listed company. Prior to Viisage, Bailey served as the COO for ATG, a leading provider of e-commerce software. Mr. Bailey previously held a variety of finance, sales, marketing, and operations positions at IBM, where he also served in executive roles developing IBM Global Service’s systems integration and consulting business lines.

Bill Dvoranchik

Bill Dvoranchik was president and CEO of Electronic Data Systems Federal Government, where he oversaw all aspects of EDS’ relationship with the government. He retired in August 2001 after more than 30 years with EDS. Dvoranchik joined EDS as a systems engineer in 1971, and later was appointed manager of the National Information Systems account. Dvoranchik next served as vice president for the corporation’s savings and loan business division, and as division manager for banking and thrift institutions. He became vice president of EDS Government Services in 1986 and president in 1989. Dvoranchik was appointed president of EDS State and Local Government in 1997 and led the unit to record operating profits. He was appointed president of EDS Government Enterprise Solutions in January 1999 and assumed the position of president of EDS Federal Government in September of that year. For over 20 years, Dvoranchik served as chairman of the board of the EDS Employees Federal Credit Union, which had assets of more than $400 million. He has held leadership positions in numerous industry and civic organizations.

About Telos

Telos® Corporation has provided innovative IT solutions and services to the federal government for more than 30 years. Telos and Xacta® Corporation, its subsidiary for security solutions, have since 1989 ensured that the government’s most security-conscious organizations comply with demanding federal and DoD information security mandates. Xacta offerings include enterprise IT security management solutions, enterprise security consulting services, secure wireless networking, secure enterprise messaging, and secure credentialing solutions. Xacta solutions are represented to the federal government on Telos’ GSA schedule. For more information, visit www.telos.com.

“Telos” is a registered trademark of Telos Corporation. “Xacta” is a registered trademark of Xacta Corporation. All other product, service, and company names are trademarks or registered trademarks of their respective holders. Xacta Corporation is a subsidiary of Telos Corporation.